SUBSCRIPTION AGREEMENT


           PIC MIDCAP PORTFOLIO (the "Trust"), an open-end management investment company, and PIC INVESTMENT TRUST (the "Investor"), intending to be legally bound, hereby agree as follows:

           1. In order to provide the Trust with its initial capital, the Investor hereby contributes $100,000 to purchase Interests in the Trust.

           2. The Investor represents and warrants to the Trust that the Interests are being acquired for investment and not with a view to distribution thereof and that the Investor has no present intention to redeem or dispose of any of the Interests.

           3. The Investor agrees that in the event that the Trust liquidates before the deferred organizational expenses are fully amortized, then the redemption price of the Interests may be subject to reduction in the amount of a proportionate share of such unamortized organizational expenses.

           IN WITNESS WHEREOF, the parties have executed this agreement this day of , 1997.


PIC MIDCAP PORTFOLIO                      PIC INVESTMENT TRUST



By                                        By
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